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[INSURANCE AUTO AUCTIONS LOGO]


                                                                  Exhibit (99.1)


AT THE COMPANY:    AT THE FINANCIAL RELATIONS BOARD:
Linda C. Larrabee  General Inquiries    Analyst Inquires   Media Inquires
Sr. VP/CFO         Jim Berger           Janine Warell      Laura Kuhlmann-Doerer
(847)839-4132      (312)640-6692        (312)640-6775      (312)640-6727
www.iaai.com


FOR IMMEDITE RELEASE

                         INSURANCE AUTO AUCTIONS AND
                        FORMER CHAIRMAN SETTLE DISPUTE


SCHAUMBURG, ILL., APRIL 2, 1998 - INSURANCE AUTO AUCTIONS, INC. (NASDAQ:IAAI), a leading provider of automotive salvage and claims processing services in the United States, announced it has entered into a settlement agreement resolving all outstanding disputes between the company and Bradley Scott, who has resigned as chairman of the board and a director of the company.

As previously reported, Scott was a defendant in a lawsuit relating to his sale of stock in Los Angeles Auto Salvage, Inc., a corporate predecessor of Insurance Auto Auctions, and notified the company of his intent to seek indemnification from Insurance Auto Auctions for any amounts paid in connection with the adjudication or settlement of the lawsuit. The company denied any right to indemnification. Scott recently settled his lawsuit.

In the settlement agreement between the company and Scott, Scott resigned from his positions with Insurance Auto Auctions and agreed not to pursue his claim for indemnification, the parties terminated various agreements (including agreements providing for compensation and certain benefits through June 30, 1999, and all outstanding stock options), and the company made a lump sum payment of $700,000 to Scott, which included a bonus payment for 1997 of $126,000 pursuant to a 1996 agreement between the company and Scott.

"The company wishes Bradley Scott the best in his future endeavors and is appreciative of his past efforts in founding and helping to build Insurance Auto Auctions into the largest salvage services firm in the United States," said James P. Alampi, president and chief executive officer.

Founded in 1982, Insurance Auto Auctions, Inc. is the largest provider of automotive and specialty salvage services in the United States, providing insurance companies with cost-effective, turnkey solutions to process and sell total loss and recovered theft vehicles, a $3 billion per year industry. The company has 48 auction sites across the United States.



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